Exhibit 99.1

Republic Services, Inc. Names Robert A. Maruster
EVP, Chief Operating Officer

Executive Brings Strong Track Record of Operational Excellence and
Building Customer-Focused Organizations

PHOENIX (June 2, 2014) - Republic Services, Inc. (NYSE:RSG) announced today that it has named Robert A. Maruster, 42, as EVP, chief operating officer, responsible for the Company’s expansive field operations, which include 170 business units encompassing 29,000 employees across 39 states and Puerto Rico; 336 collection operations; 199 transfer stations; 190 active landfill operations; and 64 recycling facilities. Additionally, Mr. Maruster will be responsible for Safety & Environmental Compliance; Operations Support; and Fleet Management, which encompasses the eighth largest vocational truck fleet in the country. He will officially join Republic on June 9, 2014, and report to president and chief executive officer, Don Slager.

Mr. Slager commented, “We are delighted that Rob will be joining the Republic team. He is an extremely talented operations executive with an expertise in driving operational excellence within complex customer-centric organizations. Additionally, Rob’s commitment to empowering frontline employees to deliver an unparalleled customer experience is critical to the Company’s future success as we build the Republic brand into America’s preferred recycling and waste partner.”

Mr. Maruster commented, "I am honored to support the thousands of professional Republic employees who deliver each and every day the reliable service our customers expect."

About Robert Maruster:
Mr. Maruster is joining Republic from JetBlue Airways Corporation where he was the airline’s EVP, chief operating officer, a position he assumed in 2009. In this role, he was responsible for the safe and reliable operations of nearly 900 daily flights to over 85 cities in 16 countries with a mixed fleet of 200 aircraft. He joined JetBlue in 2005 and held key leadership positions including SVP, Customer Services and SVP, Airports and Operational Planning.

Prior to JetBlue, Mr. Maruster held a variety of leadership roles at Delta Air Lines, including running the Atlanta hub as VP, Operations and Customer Service. He holds a Bachelor of Arts degree in Political Science from Auburn University and a Master of Business Administration from Emory University.

About Republic Services:
Republic Services, Inc. is an industry leader in U.S. non-hazardous solid waste and recycling. Through its subsidiaries, Republic’s collection companies, transfer stations, recycling centers and landfills focus on providing reliable environmental services and solutions for commercial, industrial, municipal and residential customers. Republic and its employees believe in protecting the planet and applying common sense solutions to customers’ waste and recycling challenges. For more information, visit the Republic website at republicservices.com.

For more information, contact:

Media Inquiries	Investor Inquiries

Darcie Brossart (480) 627-2700	Brian DelGhiaccio (480) 627-2741

media@republicservices.com	irelations@republicservices.com

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